PROSPECTUS	Pricing Supplement No. 4123
Dated June 17, 2004	Dated January 13, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Fixed Rate/Floating Rate Notes)

Trade Date:	January 13, 2005

Settlement Date (Original Issue Date):	January 20, 2005

Maturity Date:	January 15, 2008

Principal Amount (in Specified Currency):	US$ 1,000,000,000

Price to Public (Issue Price):	100.00%

Agent's Discount or Commission:	0.150%

Net Proceeds to Issuer:	US$ 998,500,000

Interest Rate Per Annum:

The Notes will bear interest at the interest rates, as specified hereunder. The Notes will pay interest at the rate of 3.45% per annum for the period from and including the Original Issue Date up to but excluding July 15, 2006 (the "Fixed Rate Period"). The interest rate on the Notes for the period from and including July 15, 2006 to but excluding the Maturity Date (the "Floating Rate Period") will be based upon three month USD LIBOR plus 0.05% as determined quarterly on each Floating Rate Interest Payment Date (as defined under "Interest Payment Date(s)" below). See "Additional Terms: Interest" below.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate/Floating Rate Notes)
Page 2
Pricing Supplement No. 4123
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Interest Payment Period:	Fixed Rate Period: Semi-Annually. Floating Rate Period: Quarterly.

Interest Payment Date(s):

Fixed Rate Period: Semi-Annually, on each January 15th and July 15th of each year, commencing July 15, 2005.

Floating Rate Period: Quarterly, in arrears, on each January 15th, April 15th, July 15th, and October 15th, commencing October 15, 2006 (each, a "Floating Rate Interest Payment Date"). See "Additional Terms: Interest" below.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GN75

ISIN: US36962GN751

Common Code: 021091863

Repayment, Redemption and Acceleration

Initial Redemption Date:	N/A

Initial Redemption Percentage	N/A

Optional Repayment Date(s):	N/A

Annual Redemption Percentage Reduction:	N/A

(Fixed Rate/Floating Rate Notes)
Page 3
Pricing Supplement No. 4123
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Modified Payment Upon Acceleration:	N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange

Additional Terms:

Interest:

Interest on the Notes for the period from and including January 20, 2005 to but excluding July 15, 2006 (the "Fixed Rate Period") will be payable in U.S. Dollars semi-annually on each January 15th and July 15th, commencing on July 15, 2005 (each, a "Fixed Rate Interest Payment Date"). During the Fixed Rate Period, the interest rate on the Notes will be equal to 3.45% per annum. Thereafter, interest will accrue from and including each Fixed Rate Interest Payment Date to but excluding the next succeeding Fixed Rate Interest Payment Date. In the event a Fixed Rate Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business

(Fixed Rate/Floating Rate Notes)
Page 4
Pricing Supplement No. 4123
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Day and no interest on such payment shall accrue for the period from and after such Fixed Rate Interest Payment Date to such next succeeding Business Day. During the Fixed Rate Period, interest will be computed and paid on the basis of a 360-day year of twelve 30-day months as disclosed in the accompanying prospectus supplement under "DESCRIPTION OF NOTES Interest and Interest Rates Fixed Rate Notes."

On July 15, 2006, the interest rate on the Notes will be reset. Interest on the Notes for the period from and including July 15, 2006 to but excluding the Maturity Date (the "Floating Rate Period") will be payable in U.S. Dollars quarterly, in arrears, on each January 15th, April 15th, July 15th, and October 15th, commencing October 15, 2006 (each, a "Floating Rate Interest Payment Date"). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.05%. The initial floating rate will be determined two London business days prior to July 15, 2006 based on three month USD LIBOR plus 0.05%. During the Floating Rate Period, the interest rate will be reset quarterly on each Floating Rate Interest Payment Date (the "Interest Reset Date"), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for LIBOR Notes in the accompanying prospectus supplement under "DESCRIPTION OF NOTES Interest and Interest Rates Floating Rate Notes How Interest Is Calculated."

Additional Information:

Additional Notes.

On the Original Issue Date of the Notes, the Company has agreed to issue, an additional tranche of US$ 1,000,000,000 Fixed Rate/Floating Rate Notes due January 15, 2008 (the "Additional Tranche"). It is intended that the Additional Tranche will be fully fungible and be consolidated and form a single issue for all purposes with the Notes on July 15, 2005, and will have the same CUSIP, ISIN and Common Code numbers disclosed herein.

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

(Fixed Rate/Floating Rate Notes)
Page 5
Pricing Supplement No. 4123
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution	Commitment
Lead Manager:
Morgan Stanley & Co. Incorporated	$ 800,000,000

Co-Managers:
Goldman, Sachs & Co.	$ 100,000,000
J.P. Morgan Securities Inc.	100,000,000
Total	$1,000,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.